Exhibit 99.6

May 11, 2006

Sent via electronic mail and overnight mail

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re:	National Presto Industries, Inc. File No. 1-2451

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of National Presto Industries, Inc., filed April 28, 2006. With respect to the statements made in that item, we note the following:

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We have no basis to comment as to what is meant by the Company as to “after business hours” in paragraph 1). We note that our Firm’s resignation letter was electronically transmitted at 4:41 p.m. Central Time on April 25th and was also sent via overnight mail in hardcopy to the company’s audit committee chairman, the board chair and chief executive officer, and the company’s chief financial officer. We agree that we provided an accountant’s report under Section 10A with that resignation letter.

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We agree with the statement in paragraph 2) that we provided a letter, dated April 12, 2006, to the company that our opinions included in the Company’s 2005 Annual Report on Form 10-K could no longer be relied upon but note that those opinions previously issued related to the company’s financial statements as of and for the three years ended December 31, 2005 and the company’s internal control over financial reporting as of December 31, 2005.

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We have no basis to agree or disagree with the first sentence in paragraph 3) as we are not clear what is meant by the statement in that sentence referring to “the situation described in 2)”. We do call attention to our letter dated April 21, 2006, addressed to the company’s audit committee chairman, the board chair and chief executive officer, and the chief financial officer outlining our disagreements with statements the company made in its Form 8-K filed April 19, 2006. Such letter was filed as Exhibit 99.12 to the company’s Form 8-K/A filed on April 25, 2006. We also call attention to our accountant’s report under Section 10A in which we concluded that the Company failed to take timely and appropriate remedial action in response to the Securities and Exchange Commission staff’s conclusion that the Company’s Form 10-K filing was materially inaccurate and misleading to investors. That report was filed as Exhibit 99.3 to the Company’s Form 8-K filed April 28, 2006.

Very truly yours,

/s/ GRANT THORNTON LLP